Exhibit 99.2

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OCÉ N.V.,

ORANGE MERGER CORP.

AND

IMAGISTICS INTERNATIONAL INC.

Dated as of September 15, 2005

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER

-i-

-ii-

Annex A - Certain Conditions of the Offer

Exhibit A – Form of Option Cancellation Agreement

-iii-

TABLE OF DEFINED TERMS

Term	Section

Acquisition Proposal	5.1(d)
Affiliate	2.6(c)
Agreement	Preamble
Antitrust Laws	5.4(b)
Balance Sheet Date	2.5(c)
Board	Recitals
Business Day	1.1(a)
Certificate	1.13(b)
Certificate of Merger	1.6
Closing	1.5
COBRA	2.12(f)
Code	1.13(c)
Company	Preamble
Company 2001 Stock Plan	2.2(a)
Company By-laws	2.1(a)
Company Certificate of Incorporation	2.1(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article II
Company Intellectual Property	2.14(a)
Company Material Contracts	2.20(a)
Company Multiemployer Plan	2.12(c)
Company Permits	2.8
Company Plan	2.12(c)
Company Preferred Stock	2.2(a)
Company Products	2.14(a)
Company Registered Intellectual Property	2.14(a)
Company SEC Reports	2.5(a)
Company Stock Options	2.2(a)
Company Stock Plans	2.2(a)
Confidentiality Agreement	5.2
Continuing Employees	5.11(a)
DGCL	Recitals
Dissenting Shares	1.14(a)
Domain Names	2.14(a)
Effective Time	1.6
Environmental Laws	2.15(a)
ERISA	2.12(a)
ERISA Affiliate	2.12(c)
Exchange Act	1.1(a)
Exchange Agent	1.13(a)
Exchange Fund	1.13(a)
GAAP	2.5(b)

-iv-

Governmental Entity	2.4
HSR Act	2.4
Indemnified Parties	5.6(a)
Intellectual Property	2.14(a)
IRS	2.9(e)
knowledge of the Company	2.8
Laws	1.4
Liens	2.2(b)
Material Adverse Effect	2.1(a)
Merger	Recitals
Merger Consideration	1.11(c)
Minimum Condition	1.1(a)
Offer	Recitals
Offer Documents	1.1(b)
Offer Price	Recitals
Offer to Purchase	1.1(b)
Order	5.4(b)
Original Directors	1.3
Parent	Preamble
Patents	2.14(a)
Per Share Amount	Recitals
Permits	2.8
Person	4.1(c)
Proxy Statement	1.9(a)
Purchaser	Preamble
Purchaser Common Stock	1.11
Registered Intellectual Property	2.14(a)
Rights	Recitals
Rights Agreement	2.21
Sarbanes-Oxley Act	2.5(d)
Schedule 14D-9	1.2(b)
Schedule TO	1.1(b)
SEC	1.1(a)
Securities Act	2.4
Shares	Recitals
State and Foreign Approvals	2.4
Stockholders Meeting	1.9(a)(i)
Subsidiary	2.1(a)
Superior Proposal	5.1(d)
Surviving Corporation	1.4
Tax or Taxes	2.9
Tax Return	2.9
Tender Agreements	Recitals
Termination Date	7.1(b)
Termination Fee	7.3(b)
Third Party	5.1(a)

-v-

Top-Up Closing	1.15(d)
Top-Up Exercise Event	1.15(b)
Top-Up Exercise Notice	1.15(d)
Top-Up Notice Date	1.15(d)
Top-Up Option Shares	1.15(a)
Top-Up Stock Option	1.15(a)
Top-Up Termination Date	1.15(c)
Trademarks	2.14(a)
Transactions	1.2(a)

-vi-

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of September 15, 2005 (this “Agreement”), is by and among Océ N.V., a company organized under the laws of the Netherlands (“Parent”), Orange Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and Imagistics International Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

     WHEREAS, the respective boards of directors of Parent, Purchaser and the Company have each approved and deem it fair to, advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and conditions set forth in this Agreement;

     WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer to acquire all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), together with any associated Series A Junior Participating Preferred Stock purchase rights (the “Rights”) under the Rights Agreement (as defined herein) (collectively, the “Shares”), for $42.00 per Share (the “Per Share Amount”) or any greater amount per Share paid pursuant to the Offer (the “Offer Price”), which shall be paid net to each seller in cash (the “Offer”) upon the terms and subject to the conditions set forth in this Agreement and the Offer;

     WHEREAS, also in furtherance thereof, the respective boards of directors of Parent, Purchaser and the Company have approved this Agreement and the merger of Purchaser with and into the Company (the “Merger”) following consummation of the Offer in accordance with the General Corporation Law of the State of Delaware (“DGCL”) and upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the board of directors of the Company (the “Board”) has determined that the Offer and Merger are advisable and in the best interests of the holders of Shares (other than Parent and Purchaser) and has resolved, subject to the terms hereof, to recommend that the holders of such Shares to tender their Shares pursuant to the Offer;

     WHEREAS, as a condition of and inducement to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent, Purchaser and each of Marc C. Breslawsky, Joseph D. Skrzypczak, Christine B. Allen, Mark S. Flynn and Nathaniel M. Gifford are entering into Stockholder Tender Agreements (“Tender Agreements”) pursuant to which such officers of the Company have agreed to tender their Shares in connection with the Offer;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained and intending to be legally bound, the parties agree as follows:

ARTICLE I

OFFER; MERGER; CONVERSION OF CAPITAL STOCK

      Section 1.1. The Offer.

     (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 and that none of the events set forth in Annex A hereto shall have occurred and be continuing, Purchaser shall commence the Offer as promptly as reasonably practicable (and in any event within ten Business Days) after the date of the announcement of this Agreement. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer shall be subject to the condition (the “Minimum Condition”) that at least the number of Shares that shall constitute a majority of the then outstanding Shares on an as-if-converted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights (other than the Rights)) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and also shall be subject to the satisfaction of each of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right (i) to waive any such condition (provided, that Purchaser shall not waive the Minimum Condition without the written consent of the Company), (ii) to increase the price per Share payable in the Offer and (iii) to make any other changes in the terms of the Offer; provided, however, that in the case of clause (iii) no change may be made which (w) decreases the Offer Price payable in the Offer or changes the form of consideration to paid in the Offer, (x) reduces the maximum number of Shares to be purchased in the Offer, (y) imposes conditions to the Offer in addition to or different from those set forth in Annex A hereto or (z) is otherwise disadvantageous to the stockholders of the Company. Subject to the prior satisfaction or waiver by Parent or Purchaser of the Minimum Condition, with the written consent of the Company, and the other conditions of the Offer set forth in Annex A hereto, Purchaser shall consummate the Offer in accordance with its terms and accept for payment and pay for all Shares tendered pursuant to the Offer as soon as practicable after Purchaser is legally permitted to do so under applicable law. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser’s obligation to accept for payment Shares, shall not be satisfied or waived, or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the “SEC”), or the staff thereof, applicable to the Offer. In addition, if, on the initial scheduled expiration date and each subsequent scheduled expiration date of the Offer any of the conditions to the Offer is not satisfied or waived, Purchaser shall extend the Offer, if such condition or conditions could reasonably be expected to be satisfied prior to the Termination Date, from time to time until such conditions are satisfied or waived; provided, that Purchaser shall not be required to extend the offer beyond the Termination Date. Purchaser may, in its sole discretion, provide a “subsequent offering period” in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Purchaser shall not terminate the Offer prior to any scheduled expiration date (as the same may be extended or required to be extended) without the written consent of the Company, except in the event that Purchaser terminates this Agreement pursuant to Section 7.1. The Offer Price shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Shares to the extent reasonably necessary in order to comply in whole or in part with applicable Laws. Any such delay shall be effected in compliance with Rule 14e-l(c) under the Exchange Act. If payment of the Offer Price is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Offer Price to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable. As used herein, “Business Day” means any day other than a day on which banks in New York, New York are required or authorized to be closed.

     (b) As promptly as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal and any related summary advertisement and such other customary documents as Parent and the Company shall agree (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading in any material respect and to correct any material omissions, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given a reasonable opportunity to review the Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Purchaser agree to provide the Company and its counsel with any comments, whether written or oral, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after Parent’s or Purchaser’s, as the case may be, receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses, and, where practicable, to participate in any conversations between Parent or the Purchaser and the SEC with respect to such comments, and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. If the Offer is terminated or withdrawn by Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, Parent and Purchaser shall promptly return, and shall cause any depository or paying agent, acting on behalf of Parent and Purchaser, to return all tendered Shares to the registered holders thereof.

      Section 1.2. Company Actions.

     (a) Subject to Section 5.1, the Company hereby approves of and consents to the Offer and represents that (i) the Board, at a meeting duly called and held on September 15, 2005, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (collectively, the “Transactions”) are advisable, and in the best interests of, the holders of Shares, (B) approved this Agreement and the Transactions (such approval having been made in accordance with the DGCL), (C) resolved, subject to Section 5.1, to recommend that the holders of Shares accept the Offer and tender Shares pursuant to the Offer and approve and adopt this Agreement and the Transactions and (D) taken the actions contemplated by the representations set forth in Sections 2.16 and 2.21, and (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) has delivered to the Board an opinion, which will be confirmed promptly in writing, that, as of the date hereof, the $42.00 Per Share Amount to be received by the Company’s stockholders in the Offer and the Merger is fair to such stockholders from a financial point of view. Subject to Section 5.1, the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence.

     (b) On the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, except as provided in Section 5.1, the recommendation of the Board described in Section 1.2(a), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable federal securities Laws. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading in any material respect and to correct any material omissions, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Laws. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company agrees to provide Parent, Purchaser and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses, and, where practicable, to participate in any conversations between the Company and the SEC with respect to such comments, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.

     (c) The Company shall promptly cause its transfer agent to furnish Parent or Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall promptly furnish Purchaser with such additional information reasonably available to the Company, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares as Parent or Purchaser may reasonably request. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall, and shall cause their agents to, hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with Section 7.1, shall promptly deliver to the Company all copies of such information then in their or their agents’ possession or under their or their agents’ control.

     Section 1.3 Directors. Promptly upon the purchase of and payment for any Shares by Parent or Purchaser pursuant to the Offer (provided the Shares so purchased represent at least a majority of the Shares issued and outstanding on an as-if-converted basis), Parent shall be entitled to designate such number of directors, rounded to the nearest whole number, on the Board as is equal to the product of the total number of directors on the Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding (on an as-if-converted basis). In furtherance of Parent’s rights under this Section 1.3, the Company shall, upon Parent or Purchaser’s request, use all reasonable efforts promptly either to increase the size of the Board or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent’s designees to be so elected to the Board, and shall take all actions reasonably available to the Company to cause Parent’s designees to be so elected. At such time, the Company shall also, subject to applicable Law and to the rules of any stock exchange or trading market on which the Company Common Stock is based or traded, cause persons designated by Parent to have appropriate representation on (i) each committee of the Board, (ii) each board of directors (or similar body) of each Subsidiary and (iii) each committee (or similar body) of each such board. The Company’s obligations to appoint Parent’s designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3, including mailing to stockholders (as part of the Schedule 14D-9 or otherwise) the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected to the Board (provided that Purchaser shall have provided to the Company on a timely basis, and shall be solely responsible for, all information required to be included with respect to Purchaser’s designees). In the event that Parent’s designees are elected to the Board, until the Effective Time, the Board shall have at least three directors who are directors on the date of this Agreement (the “Original Directors”); provided that, in such event, if the number of Original Directors is reduced below three for any reason whatsoever, any remaining Original Directors (or Original Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Original Directors for purposes of this Agreement or, if no Original Director then remains, the other directors shall designate three persons to fill such vacancies and, in any event, any such replacements shall not be employees, officers, directors, stockholders, Affiliates or associates of Parent or Purchaser, or of any of their Affiliates. Any such replacements shall be deemed to be

Original Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Parent’s designees are elected to the Board before the Effective Time, the affirmative vote of a majority of the Original Directors shall be required for the Company to (a) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (b) exercise or waive any of the Company’s rights, benefits or remedies hereunder, (c) extend the time for performance of Parent’s and Purchaser’s respective obligations under this Agreement, (d) take any other action by the Board under or in connection with this Agreement, (e) amend the Certificate of Incorporation or By-laws of the Company or (f) approve any other action by the Company which could adversely affect the interests of the stockholders of the Company (other than Parent, Purchaser and their Affiliates (not treating the Company and its Subsidiaries as Affiliates for this purpose), with respect to the Transactions. Between the time Parent becomes entitled to designate directors pursuant to this Section 1.3 and the Effective Time, none of Parent, Purchaser or their respective Affiliates shall take any action to remove an Original Director from office.

     Section 1.4. The Merger. Upon the terms and subject to the conditions set forth in Article VI, and in accordance with the DGCL, at the Effective Time, the Company and Purchaser shall consummate the Merger pursuant to which (a) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (b) the Company shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers franchises, permits, licenses or assets shall continue unaffected by the Merger, except as set forth in this Section 1.4. Pursuant to the Merger, (x) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until changed or amended as provided therein or by applicable judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, “Laws”) and (y) the by-laws of Purchaser, as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until changed or amended as provided therein or by applicable Law. The Merger shall have the effects set forth in Section 259 of the DGCL.

     Section 1.5. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Reed Smith LLP, 559 Lexington Avenue, New York, New York 10022, on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, the Closing shall occur on the second Business Day after which the last of the conditions set forth in Article VI shall have been satisfied or waived (if permissible) or at such other time and place as Parent and the Company shall agree.

     Section 1.6. Effective Time. At the Closing, Parent, Purchaser and the Company shall cause a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other date and time after such filing as is agreed upon by the parties and specified in the Certificate of Merger (the “Effective Time”).

      Section 1.7. Directors and Officers of the Surviving Corporation.

     (a) From and after the Effective Time, until duly changed in compliance with applicable Law and the certificate of incorporation and by-laws of the Surviving Corporation, the board of directors of the Surviving Corporation shall consist of the directors of the Purchaser immediately prior to the Effective Time.

     (b) From and after the Effective Time, the officers of the Surviving Corporation shall be the officers of Purchaser immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law and the certificate of incorporation and by-laws of the Surviving Corporation. Certain officers of the Company shall be appointed officers of the Surviving Corporation, effective at the Effective Time, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law and the certificate of incorporation and by-laws of the Surviving Corporation.

     Section 1.8. Subsequent Actions. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, immunities, powers, franchises, properties, permits, licenses or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm any and all right, title and interest in, to and under such rights, privileges, powers, franchises, properties, permits, licenses or assets in the Surviving Corporation or otherwise to carry out this Agreement.

      Section 1.9. Stockholders Meeting.

     (a) If the adoption of this Agreement by the Company stockholders is required by Law to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable Law, its by-laws and, if applicable, the rules of the New York Stock Exchange:

     (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the “Stockholders Meeting”) as promptly as practicable following the acceptance for payment and payment for Shares pursuant to the Offer, for the purpose of considering and taking action upon the adoption of this Agreement and the Merger;

     (ii) prepare and, after providing Parent with the opportunity to review and comment, promptly file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and obtain and furnish the information required to be included by the SEC in the definitive proxy or information statement related to such stockholder meeting (together with all amendments, supplements and exhibits, the “Proxy Statement”) and, after consultation with Parent, Purchaser and their counsel, respond promptly to any comments made by the SEC or its staff with respect to the preliminary proxy or information statement and cause the Proxy Statement to be mailed to its stockholders, provided, however, that no amendment or supplement to such Proxy Statement will be made by the Company without the consent of Parent, Purchaser and their counsel, which consent shall not be unreasonably withheld or delayed;

     (iii) subject to Section 5.1, include in the Proxy Statement the recommendation of the Board that the Company’s stockholders vote in favor of the adoption of this Agreement and approval of the Merger; and

     (iv) use its reasonable best efforts to solicit from holders of Shares proxies in favor of the adoption of this Agreement and approval of the Merger and take all other reasonable action necessary or, in the reasonable opinion of Parent or Purchaser, advisable to secure any vote or consent of stockholders required by the DGCL to effect the Merger.

     (b) Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn the Stockholders Meeting, but only to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders.

     (c) Parent will provide the Company with the information concerning Parent and Purchaser required, or as the Company may reasonably request, to be included in the Proxy Statement.

     (d) Parent shall vote, or cause to be voted, all Shares owned by Parent, Purchaser or any other Subsidiary of Parent in favor of the adoption of this Agreement.

     Section 1.10. Merger Without Meeting of Stockholders. Notwithstanding Section 1.9, in the event that Parent, Purchaser and any other Subsidiary of Parent shall acquire in the aggregate a number of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, sufficient to enable Purchaser or the Company to cause the Merger to become effective without a meeting of the Company stockholders, the parties hereto shall, at the request of Parent and subject to the satisfaction or waiver of all of the conditions set forth in Article VI, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of Company stockholders, in accordance with Section 253 of the DGCL.

     Section 1.11. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or holders of shares of common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”):

     (a) Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     (b) Each Share owned by the Company as treasury stock or by any Subsidiary of the Company and each Share owned by Parent, Purchaser or any other wholly-owned Subsidiary of Parent (other than, in each case, shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (c) Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 1.11(b) and any Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the “Merger Consideration”), in the manner provided in Section 1.13. From and after the Effective Time, all such converted Shares shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each holder of any such Shares shall cease to have any rights with respect to any certificate formerly representing such Shares except the right to receive the Merger Consideration therefor, without interest, in accordance with Section 1.13.

      Section 1.12. Company Stock Options.

     (a) Simultaneously with the execution of this Agreement, the Company Board (or, if appropriate, any committee thereof) has adopted resolutions to cancel all Company Stock Options effective immediately prior to the Effective Time (and the Company hereby agrees to take all other actions necessary so that at the Effective Time all Company Stock Options shall be canceled), in accordance with and pursuant to the terms of the Company Stock Plans or otherwise under which such Company Stock Options were granted as applicable. In consideration of such cancellation, the holder of each Company Stock Option that has not been exercised prior to the Effective Time who shall execute and deliver to the Company, at or prior to the Effective Time, an Option Cancellation Agreement substantially in the form of Exhibit A, shall be entitled to receive an amount of cash equal to the product of the following: (i) the excess, if any, of (A) the Offer Price over (B) the exercise price per share of the Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock issuable pursuant to the unexercised portion of such Company Stock Option.

     (b) The Company Stock Plans and other stock option plans of the Company shall terminate effective as of the Effective Time and no participant in the Company Stock Plans shall thereafter be granted any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation, or any Subsidiary of any of the foregoing.

     (c) All amounts payable pursuant to this Section 1.12 shall be subject to any required withholding of Taxes and shall be paid at or as soon as practicable following the

Effective Time, but in any event within seven days following the Effective Time, without interest.

      Section 1.13. Surrender and Payment.

     (a) Parent shall designate a bank or trust company reasonably acceptable to the Company, pursuant to a customary agreement in form and substance reasonably acceptable to the Company, to act as the agent for the holders of Shares in connection with the Merger (the “Exchange Agent”) to receive in trust the funds to which holders of Shares and holders of Company Stock Options shall become entitled pursuant to Sections 1.11(c) or 1.12, as applicable. At the Effective Time, Parent or Purchaser shall deposit or cause to be deposited with the Exchange Agent, for the benefit of holders of Shares and holders of Company Stock Options the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Sections 1.11(c) or 1.12, as applicable (the “Exchange Fund”) and such funds shall not be used for any other purpose. Such funds shall be invested, in customary investments, as directed by Parent, Purchaser or the Surviving Corporation in its sole discretion pending payment thereof by the Exchange Agent to holders of Shares. Earnings from such investment of the Exchange Fund shall be the sole and exclusive property of Purchaser or the Surviving Corporation, as applicable, and no part of such earnings shall accrue to the benefit of the holders of Shares.

     (b) As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of one or more certificates formerly representing Shares (each, a “Certificate”) (i) a letter of transmittal in form and substance reasonably acceptable to the Company, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration pursuant to Section 1.11(c) . Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall be cancelled. No record holder of an uncertificated Share shall be required to execute or deliver any letter of transmittal or similar document in order to receive the Merger Consideration and Parent shall cause the Exchange Agent to deliver the Merger Consideration to each such record holder promptly following the Effective Time, in each case except as explicitly provided otherwise in this Section 1.13 or in Section 1.14. If payment of the Merger Consideration is to be made to a person other than the Person in whose name the surrendered Certificate or any uncertificated Share is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly indorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or uncertificated Share or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Parent shall cause the Exchange Agent to pay any amounts payable to holders of Shares pursuant to Section 1.11(c), and to pay any amounts payable to holders of Company Stock Options pursuant to Section 1.12, in each case as promptly as practicable following such time as such amounts become payable in accordance with the terms hereof.

     (c) Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of any Certificate or Certificates or uncertificated Shares such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any other provision of applicable federal, state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent or the Surviving Corporation, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the holders of the Shares in respect of which such deduction and withholding was made.

     (d) Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Company for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand of the Surviving Corporation, and any such former stockholders who have not theretofore complied with this Section 1.13, to the extent applicable, shall thereafter look only to the Surviving Corporation for payment of their claim for cash pursuant to Section 1.11(c) . Neither Parent, the Exchange Agent nor the Surviving Corporation shall (absent manifest error) be liable to any former holder of Shares for any such cash held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     (e) The Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares

     (f) At the close of business on the day during which the Effective Time occurs, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made on the records of the Company.

     (g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue and pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

Section 1.14. Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, any Shares as to which the holder thereof has properly demanded appraisal with respect to the Merger in accordance with Section 262 of the DGCL and as of the Effective Time has not effectively withdrawn, waived or lost (through failure to perfect or otherwise) the right to such appraisal (“Dissenting Shares”) shall not be converted into or represent a right to receive the Merger

Consideration, but the holder thereof shall be entitled to only such rights as are granted by the DGCL.

     (b) Notwithstanding the provisions of Section 1.14(a), if any holder of Shares who demands appraisal of Shares under the DGCL effectively withdraws, waives or loses (through failure to perfect or otherwise) the right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.11(c), without interest, pursuant to Section 1.13.

     (c) The Company shall give Parent and Purchaser (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals, waivers of loss of such demands, and any other instruments served on the Company pursuant to the DGCL received by the Company and (ii) the opportunity to participate in any negotiations or proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent and Purchaser, the Company shall not voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands.

     (d) The Company shall take all actions required under the DGCL to notify its stockholders that appraisal rights are available for Company Common Stock pursuant to Section 262 of the DGCL and shall send a copy of Section 262 of the DGCL to its stockholders.

      Section 1.15 Grant of Top-Up Stock Option.

     (a) Subject to the terms and conditions set forth herein, the Company hereby grants to Purchaser an irrevocable option (the “Top-Up Stock Option”) to purchase that number of newly-issued shares of Company Common Stock (the “Top-Up Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Purchaser, Parent and their Subsidiaries immediately following consummation of the Offer and the issuance of such Top-Up Option Shares, shall constitute 90% of the shares of Company Common Stock then outstanding (assuming the issuance of the Top-Up Option Shares), at a purchase price per Top-Up Option Share equal to the Offer Price; provided, however, that (i) the total number of shares of Company Common Stock subject to the Top-Up Stock Option shall not exceed the number of authorized shares of Company Common Stock available for issuance at such time, (ii) the number of Top-Up Shares subject to the Top-Up Option shall not exceed 19.9% of the total number of shares of Company Common Stock outstanding immediately prior to such issuance and (iii) the Company shall not be required to issue shares of Common Stock pursuant to the Top-Up Stock Option if any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint then in effect shall prohibit such issuance. The Company agrees to provide Parent and Purchaser with information regarding the number of shares of Company Common Stock available for issuance on an ongoing basis, as and when requested by Parent from time to time prior to the Top-Up Termination Date.

     (b) Purchaser may, at its election, exercise the Top-Up Stock Option in whole, but not in part, at any one time after the occurrence of a Top-Up Exercise Event and prior to the

Top-Up Termination Date. A "Top-Up Exercise Event" shall occur upon Purchaser’s acceptance for payment of, and payment for, shares of Company Common Stock pursuant to the Offer constituting more than 80% but less than 90% of the shares of Company Common Stock then outstanding.

     (c) Except as provided in the last sentence of this Section 1.15(c), the “Top-Up Termination Date” shall occur upon the earliest to occur of: (i) the Effective Time; (ii) the date which is five (5) Business Days after the occurrence of a Top-Up Exercise Event; and (iii) the termination of this Agreement. Notwithstanding the occurrence of the Top-Up Termination Date pursuant to clause (ii) of the definition of Top-Up Termination Date, Purchaser shall be entitled to purchase the Top-Up Option Shares if it has exercised the Top-Up Stock Option in accordance with the terms hereof prior to such occurrence. The occurrence of the Top-Up Termination Date shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such date, unless this Agreement has been terminated under Section 7.1 prior to the occurrence of the Top-Up Closing.

     (d) In the event Purchaser wishes to exercise the Top-Up Stock Option, Purchaser shall send to the Company a written notice (a "Top-Up Exercise Notice," the date of which notice is referred to herein as the “Top-Up Notice Date”) specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares which Purchaser wishes to receive, the place for the closing of the purchase and sale pursuant to the Top-Up Stock Option (the "Top-Up Closing") and a date not earlier than one (1) day nor later than three (3) Business Days from the Top-Up Notice Date for the Top-Up Closing. The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefor.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the letter delivered to Parent concurrently herewith and designated therein as the Company Disclosure Letter (the “Company Disclosure Letter”), in each case in the Company Disclosure Letter with specific reference to the Section to which exception is taken (or with respect to any other Section so long as the applicability of such disclosure to such Section is reasonably apparent on the face of such disclosure), regardless of whether reference is made to the Company Disclosure Letter in any such Section, the Company hereby represents and warrants to Parent and Purchaser as follows:

      Section 2.1. Corporate Organization.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the corporate power and authority to carry on its business as it is now being conducted, and is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Company. As used in this

Agreement, the term “Material Adverse Effect” means, with respect to the Company or Parent, as the case may be, a material adverse effect on (i) the business, operations, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to consummate the transactions contemplated hereby, except to the extent resulting from, related to or otherwise arising by virtue of (x) with respect to the Company, the public announcement or pendency of the transactions contemplated hereby, (y) with respect to each party, any changes in general United States or global economic conditions or (z) with respect to each party, any changes affecting the industry generally in which such party operates. As used in this Agreement, the word “Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which the Company or Parent, as the case may be (either alone or through or together with any other Subsidiary), (i) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity or (ii) is a general partner or other entity or Person performing similar functions. True and complete copies of the Certificate of Incorporation (the “Company Certificate of Incorporation”) and amended and restated by-laws of the Company (the “Company By-laws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

     (b) Each Subsidiary of the Company (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business as a foreign corporation and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Company and (iii) has all requisite corporate power and authority to carry on its business as now conducted.

     (c ) The Company has made available to Purchaser true copies of all minutes of meetings of shareholders and of the board of directors of the Company through July 11, 2005.

      Section 2.2. Capitalization.

     (a) As of September 9, 2005, the authorized capital stock of the Company consisted of (i) 150,000,000 shares of Company Common Stock of which 15,530,517 shares were issued and outstanding and 4,697,401 shares were held in treasury, and (ii) 10,000,000 shares of preferred stock, par value $1.00 per share, of the Company (the “Company Preferred Stock”), 1,000,000 of which shares have been designated the Series A Junior Participating Preferred Stock in connection with the Rights Agreement and none of which, as of the date hereof, are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any preemptive right. As of September 9, 2005, except (i) pursuant to the terms of options issued pursuant to the Company 2001 Stock Plan (the “Company 2001 Stock Plan”), (ii) pursuant to the terms of the Company’s Non-Employee Directors Stock Plan, (iii) pursuant to the terms of the options issued pursuant to the Company’s Employee Stock Purchase Plan, (iv) pursuant to the terms of the Company’s Share Incentive Plan, (v) the Rights under the Rights Agreement, and (vi) as contemplated hereby, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity securities of the Company or any securities of the Company representing the right to purchase or otherwise receive any shares of Company Common Stock or Company Preferred Stock (the Company 2001 Stock Plan, the Company Employee Stock Purchase Plan, the Company Non-Employee Directors Stock Plan and the Share Incentive Plan are collectively referred to herein as the “Company Stock Plans” and “Company Stock Options” means each unexercised option to purchase Company Common Stock, whether or not vested or fully exercisable, granted on or prior to the date hereof or after the date hereof with the consent of Parent in accordance with Section 4.1(d)(i) to any current or former employee or director of the Company or any Subsidiary or any other Person, whether under the Company Stock Plans or otherwise). As of September 9, 2005, no shares of Company Common Stock or Company Preferred Stock are reserved for issuance, except for (A) 2,500,724 shares of Company Common Stock reserved for issuance upon exercise of stock options granted pursuant to the Company 2001 Stock Plan, (B) 72,001 shares of Company Common Stock reserved for issuance under the Company’s Non-Employee Directors Stock Plan, and (C) 1,000,000 shares of Company Preferred Stock reserved for issuance in connection with the Rights Agreement. As of September 9, 2005, the Company has not, since December 3, 2001, issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than the Rights or pursuant to the Company Stock Plans. As of September 9, 2005, 1,441,560 Company Stock Options were outstanding with an average exercise price of $18.4387 per share.

     (b) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company’s Subsidiaries as set forth in Section 2.2(b) of the Company Disclosure Letter, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever other than restrictions under applicable securities Laws (“Liens”) other than as set forth in Section 2.2(b) of the Company Disclosure Letter, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any preemptive right. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

      Section 2.3. Authority; No Violation.

     (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board. Except for the adoption and approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, if required, no other corporate proceeding on the part of the Company is necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Purchaser)

constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Certificate of Incorporation or the Company By-laws or (ii) assuming that the consents and approvals referred to in Section 2.4 are duly obtained, (x) violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other agreement, instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any license, lease or any other agreement or instrument to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets are bound, except (in the case of clause (ii) above) for such as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

     (c) The Board, at a meeting duly called and held, has (i) unanimously determined that each of the Agreement, the Offer and the Merger are advisable and in the best interests of, the Company and the stockholders of the Company, (ii) approved the Offer, the Merger and the other transactions contemplated by this Agreement and (iii) resolved (subject to Section 5.1) to recommend that the stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and adopt this Agreement, and, as of the date hereof, none of the aforesaid actions by the Board has been amended, rescinded or modified.

     Section 2.4. Consents and Approvals. Except (a) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any filings required under foreign Law regulating competition, investment or exchange controls, (b) for the filing of any required applications or notices with any state or foreign agencies and approval of such applications and notices (the “State and Foreign Approvals”), (c) for compliance with any applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and any other applicable U.S. state or federal securities Laws, including the filing with the SEC of the Schedule 14D-9 and the Proxy Statement, (d) for the filing of the Certificate of Merger with the Secretary of State of Delaware, (e) for compliance with any applicable requirements of the New York Stock Exchange, the Amsterdam Stock Exchange and the Nasdaq National Market System, (f) for the adoption and approval of this Agreement by the requisite vote of the stockholders of the Company, if required, (g) for those consents listed in Section 2.4 of the Company Disclosure Letter and (h) for such other consents, approvals, filings and registrations which if not made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other federal, state, local, domestic or foreign governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary in connection with (i) the execution and delivery by the Company of this Agreement and (ii) the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

      Section 2.5. SEC Filings; Financial Statements.

     (a) The Company has filed or furnished to Parent, including by filing on the SEC’s EDGAR system, (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2004, 2003 and 2002, (2) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, and June 30, 2005, (3) its proxy or information statements relating to meetings of the stockholders of the Company held (or actions taken without a meeting by such stockholders) since December 31, 2004, and (iv) all of its other registration statements, forms, reports and other documents filed with the SEC since December 31, 2004. All such registration statements, forms, reports and other documents (including those that the Company may file or furnish after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed (or, if amended or superseded by a subsequent filing, on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. There are no off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company SEC Reports.

     (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in or incorporated by reference in the Company SEC Reports at the time filed (or to be filed) were (or will be) prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC with respect to Form 10-Q under the Exchange Act subject to normal year-end adjustments). Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained or incorporated by reference in the Company SEC Reports at the time filed fairly presented in all material respects (or will fairly present in all material respects) the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, except that the unaudited interim financial statements were or are subject to normal year-end adjustments.

     (c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that are of the type and magnitude required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except (i) liabilities as and to the extent set forth on the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2005 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Reports, (ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business, (iii) liabilities disclosed in the Company SEC Reports and (iv) such other liabilities as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     (d) The Company and its Subsidiaries are, and have been since July 31, 2002, in compliance in all material respects with the applicable provisions of the Sarbanes Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”).

     (e) The Company maintains disclosure controls and procedures required by Rule 13a 15 or 15d 15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the Company’s Chief Executive Officer and Chief Financial Officer. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

     (f) The Company is in compliance with the applicable listing and other rules and regulations of the New York Stock Exchange and has not since January 1, 2004 received any notice from the New York Stock Exchange asserting any non-compliance with such rules and regulations.

      Section 2.6. Information in Offer Documents, Schedule 14D-9 and Proxy Statement.

     (a) None of the information supplied by the Company expressly for inclusion in the Offer Documents shall, on the date filed with the SEC and on the date first published or sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the expiration of the Offer, any fact or event relating to the information provided by or on behalf of the Company expressly for inclusion in the Offer Documents and which should be set forth in a supplement to the Offer Documents should be discovered by the Company, or should occur, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event.

     (b) The Schedule 14D-9 will comply as to form in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC and on the date first published or sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information furnished by Parent or Purchaser expressly for inclusion in the Schedule 14D-9.

     (c) The information to be supplied by or on behalf of the Company expressly for inclusion in the Proxy Statement, if any, shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Stockholders Meeting, if any, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Stockholders Meeting, if any, any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event. As used herein, “Affiliate” means, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

     Section 2.7. Absence of Certain Changes or Events. Except as disclosed in or filed as an exhibit to the Company SEC Documents filed prior to the date of this Agreement, since the Balance Sheet Date:

     (a) The Company and its Subsidiaries have not outside of the ordinary course of business incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that would reasonably be expected to have a Material Adverse Effect on the Company;

     (b) The Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, earthquake, accident or other calamity (whether or not covered by insurance) that has had or that would reasonably be expected to have a Material Adverse Effect on the Company;

     (c) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock;

     (d) there has not been (i) any grant by the Company or any of its Subsidiaries to any executive officer of, or any material modification of, any severance or termination benefits or (ii) any entry by the Company or any of its Subsidiaries into or material modification of any employment, severance or termination agreement with any such executive officer or (iii) any grant or incurrence of any obligation for any material increase in the compensation or benefits of any officer or employee of the Company or any of its Subsidiaries (including any increase pursuant to any bonus, pension, profit-sharing, retirement or other plan or commitment or severance arrangement) except for raises to non-director or non-officer employees in the ordinary course of business;

     (e) the Company and its Subsidiaries have not prepared or filed any Tax Return inconsistent in any material respect with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

     (f) there has not been any change in accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law; and

     (g) there has been no other event causing a Material Adverse Effect on the Company, nor any development that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

     Section 2.7 of the Company Disclosure Letter sets forth a description of any material changes, between the Balance Sheet Date and the date of this Agreement (excluding any intervening fluctuations between such dates), to the amount and terms of the indebtedness of the Company and its Subsidiaries as described in the Company’s Annual Report on Form 10-Q for the quarter ended June 30, 2005, as filed with the SEC (other than any changes in, or the incurrence of, indebtedness of the Company or any of its Subsidiaries with a principal amount not in excess of $10,000,000 in the aggregate.

     Section 2.8. Permits and Compliance. The Company and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, “Permits”) necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the suspension or cancellation of any of the Company Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in violation of (i) its charter, by-laws or equivalent documents or (ii) any applicable Law, except, in the case of clauses (i) and (ii), for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “knowledge of the Company,” and any similar phrase, means the actual knowledge of Marc Breslawsky, Joseph Skrzypczak, Timothy Coyne or Mark Flynn.

     Section 2.9. Tax Matters. Except as otherwise set forth in Section 2.9 of the Company Disclosure Letter:

     (a) the Company and each of its Subsidiaries have timely filed all material federal, and all material state, local, foreign and provincial, Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such material Tax Returns are correct and complete in all material respects;

     (b) all Taxes shown to be due on such material Tax Returns have been timely paid or extensions for payment have been properly obtained;

     (c) the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve under GAAP for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements;

     (d) the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company;

     (e) all Tax Returns referred to in clause (a) relating to federal and state income Taxes for years ending on or before December 31, 2001 either (i) have been examined and closed by the Internal Revenue Service (the “IRS”) or the appropriate state taxing authority, or (ii) are Returns the period for assessment of the Taxes in respect of which has expired; (f) neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since January 1, 2002; and

     (g) to the knowledge of the Company, no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to material Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received and is outstanding.

     For purposes of this Agreement: (i) “Tax” or “Taxes” means (A) any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or excise tax, or other tax or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and (B) any liability for the payment of amounts with respect to payments of a type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (ii) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

     Section 2.10. Actions and Proceedings. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, there are no outstanding orders, judgments,

injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the directors, officers or employees of the Company or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Company Plan that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, as of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their directors, officers or employees as such, or any of its or their properties, assets or business or any Company Plan that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. For avoidance of doubt, this Section 2.10 shall not apply to any matter relating to Taxes.

     Section 2.11. Certain Agreements. Except as set forth in Section 2.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, retention agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, the vesting of the benefits of which will be accelerated, or which will become payable or which at the participant’s or holder’s option may become payable, due to or by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will, or may at the option of the holder or participant, be calculated on the basis of any of the transactions contemplated by this Agreement. Except as set forth on Section 2.11 of the Company Disclosure Letter or in Article I of this Agreement, no holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement.

      Section 2.12. ERISA.

     (a) Section 2.12(a)(X) of the Company Disclosure Letter contains a list of each Company Plan. With respect to each Company Plan, the Company has made available to Parent a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Company Plan and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to such Company Plan, (iv) the most recent summary plan description for each Company Plan for which a summary plan description is required, (v) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code, and (vi) any request for a determination currently pending before the IRS. No Company Plan is a “multiple employer plan” within the meaning of Section 4063 of the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder (“ERISA”) or is a Company Multiemployer Plan.

     (b) With respect to Company Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the

Company or any of its ERISA Affiliates would be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable Law which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Except as listed on Section 2.12(b) of the Company Disclosure Letter, all Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending or will be filed on a timely basis.

     (c) As used in this Agreement, (i) “Company Plan” means a material “pension plan” (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan (as hereinafter defined))), a material “welfare plan” (as defined in Section 3(1) of ERISA), or any material bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance, fringe benefit, or other plan, arrangement, understanding, agreement or payroll practice, whether formal or informal, qualified or nonqualified, in each case established or maintained or contributed to by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates or otherwise may have any liability, whether or not covered by ERISA, (ii) “Company Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) with respect to any Person, “ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is under common control, or otherwise would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder. All material ERISA Affiliates are listed in Section 2.12(c) of the Company Disclosure Letter.

     (d) Except as otherwise provided in Section 2.12(d) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting under any Company Plan nor obligate any of the Company, the Surviving Corporation or Parent to provide any current or former officer, director or employee of the Company of any of its Subsidiaries with change in control payments, stay bonuses, severance pay, unemployment compensation or similar payment.

     (e) Neither the Company nor any of its Subsidiaries or ERISA Affiliates, or any organization to which the Company is a successor or parent corporation within the meaning of Section 4069(b) of ERISA, has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA as to which the Company or any of its Subsidiaries has any material obligation or liability, contingent or otherwise.

     (f) None of the Company Plans provide for post-employment life or health insurance, or other welfare benefits coverage for any retired, former, or current employee or dependent, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable Laws. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied with the material notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA.

     Section 2.13. Labor Matters/Employees. Except as disclosed in Section 2.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by the Company or any of its Subsidiaries as an exclusive bargaining representative for employees of the Company or any of its Subsidiaries. The Company has made available to Parent a true and complete copy of any such collective bargaining or other labor agreement. Neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past three years, any labor strike, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect on the Company.

      Section 2.14. Intellectual Property.

      (a) For the purposes of this Agreement, the following terms have the following definitions:

     “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators and other names and locators associated with the Internet (collectively, “Domain Names”); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable). “Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

     “Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority. “Company Registered Intellectual Property ” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

     “Company Products” means all current versions of products or service offerings of the Company or any of its Subsidiaries.

     (b) Except as disclosed on Section 2.14 of the Company Disclosure Letter, no Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

     (c) No item of Company Registered Intellectual Property has been adjudged invalid or unenforceable, and all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

     (d) Except as disclosed on Section 2.14 of the Company Disclosure Letter, the Company owns and has good and exclusive title to, each item of Company Intellectual Property, free and clear of any Lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course) except as would not reasonably be expected to have a Material Adverse Effect on the Company.

     (e) To the Company’s knowledge and except as would not reasonably be expected to have a Material Adverse Effect on the Company, there are no pending legal disputes alleging infringement or misappropriation of the Intellectual Property of any third party.

     (f) The Company has not received written notice from any third party within the past two years alleging that the operation of the business of the Company or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party, except (i) as disclosed on Section 2.14 of the Company Disclosure Letter or (ii) as would not reasonably be expected to have a Material Adverse Effect on the Company.

      Section 2.15. Environmental and Safety Matters.

     (a) Except as set forth in Section 2.15 of the Company Disclosure Letter, the properties, assets and operations of the Company and its Subsidiaries have complied and are in compliance with all applicable federal, state, local, regional and foreign Laws, permits and licenses relating to the protection and clean-up of the environment, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous or toxic materials, substances, wastes, pollutants and contaminants including, without limitation, asbestos, petroleum, radon and polychlorinated biphenyls (collectively, “Environmental Laws”), except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, to the Company’s knowledge there are no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) or obligations under Environmental Laws, other than any such liabilities or obligations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

     (b) The Company and its Subsidiaries have not reported to any Governmental Entity, or been notified by any Governmental Entity of the existence of, any material violation of an Environmental Law or any release, discharge or emission of any hazardous or toxic materials, substances, wastes, pollutants or contaminants, other than any such violation, release, discharge or emission that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

     (c) With respect to the Company and its Subsidiaries, neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Entity or third party, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws, other than any such obligations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

     (d) The Company has made available to Parent copies of all material environmentally related audits, studies, reports, analyses and results of investigations that are in the Company’s possession and have been performed since January 1, 2002 with respect to currently or previously owned properties of the Company or any of its Subsidiaries.

     (e) This Section sets forth the sole representations and warranties of the Company with respect to environmental matters, including without limitation all matters arising under Environmental Laws.

     Section 2.16. State Takeover Laws. The Board has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board) necessary to exempt the Company, its Subsidiaries and Affiliates, the Offer, the Merger, this Agreement and the transactions contemplated hereby and thereby from Section 203 of the DGCL. To the knowledge of the Company, no other state takeover, combination or similar statutes are applicable to the Offer, the Merger, this Agreement or the transactions contemplated hereby.

     Section 2.17. Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch to the effect that, as of the date hereof, the Per Share Amount to be received by the Company’s stockholders in the Offer and the Merger is fair to such stockholders from a financial point of view.

     Section 2.18. Broker’s Fees. Except as set forth in the engagement letter agreement between the Company and Merrill Lynch, a true and complete copy of which has previously been provided to Parent, neither the Company nor any of its Affiliates has employed any broker, finder or investment banker in connection with the transactions contemplated herein so as to give rise to any claim for any brokerage, finder’s or investment banker’s commission, fee or similar compensation.

     Section 2.19. Unlawful Payments and Contributions. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or any of their respective employees or agents has (a) used any Company funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee or (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended.

      Section 2.20. Material Contracts.

     (a) There have been made available to Parent, its Affiliates and their representatives true and complete copies of all of the following contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound as of the date hereof (collectively, the “Company Material Contracts”):

     (i) contracts with any current or, if still in effect, former officer or director of the Company or any of its Subsidiaries;

     (ii) contracts for the sale of any of the assets material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business or for the grant to any person, other than in the ordinary course of business, of any preferential rights to purchase any assets material to the Company and its Subscribers, taken as a whole, other than in the ordinary course of business;

     (iii) contracts containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any Person in any geographical area;

     (iv) material indentures, credit agreements, mortgages, promissory notes, and other contracts relating to the borrowing of money other than in the ordinary course of business; and

     (v) each contract that would be required to be filed as an exhibit to a registration statement on Form S-1 under the Securities Act or an annual report on Form 10-K under the Exchange Act as a material contract if such registration statement or report was filed by the Company with the SEC on the date of this Agreement.

     (b) Except as set forth in the Company SEC Reports filed prior to the date hereof or in Section 2.20 of the Company Disclosure Letter or, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect on the Company, all of the Company Material Contracts are in full force and effect and are the legal, valid and binding obligation of the Company or its Subsidiary, as applicable, enforceable against such party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth in the Company SEC Reports filed prior to the date hereof or in Section 2.20 of the Company Disclosure Letter, neither the Company nor any Subsidiary is in default under any Company Material Contract nor, to the knowledge of the Company, is any other party to any Company Material Contract in default thereunder except, in each case, for those defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

     (c) Neither the Company nor any of its Subsidiaries has any contract, agreement or relationship with the U.S. government or any agency or department thereof which has required the Company, its Subsidiaries or any of their respective personnel to obtain a defense or security clearance or make any security related certifications in connection therewith. Neither the Company, any of its Subsidiaries nor any of their respective personnel has been required or requested to obtain any such clearance or make any such certifications by virtue of or in connection with its contract, agreement or relationship with any original equipment manufacturer, value added reseller or distributor.

     Section 2.21. Rights Agreement. The Company has amended its Rights Agreement dated as of September 28, 2001, as amended (the “Rights Agreement”) to make the rights thereunder inapplicable to this Agreement and all of the transactions contemplated hereby; provided, however, that, except to the extent otherwise permitted under Section 4.1(b), the rights thereunder shall remain applicable to all acquisitions of the Company’s capital stock other than pursuant to this Agreement or any of the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

      Parent and Purchaser hereby represent and warrant to the Company as follows:

     Section 3.1. Corporate Organization. Parent is a company duly organized, validly existing and in good standing under the Laws of the Netherlands. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Each of Parent and Purchaser have the corporate power and authority to carry on its respective business as now being conducted, and is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on Parent. True and complete copies of the certificate of incorporation and by-laws, or comparable organizational and governing documents, of Parent and Purchaser, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

      Section 3.2. Authority; No Violation.

     (a) Each of Parent and Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Except for the adoption and approval of this Agreement by Parent in its capacity as the sole stockholder of Purchaser, which action shall be taken immediately following the execution hereof, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action of Parent and Purchaser. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and (assuming due authorization, execution and delivery by the Company of this Agreement and the Parent Option Agreement) constitutes a valid and binding obligation of each of Parent and Purchaser, enforceable against each in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     (b) Neither the execution and delivery of this Agreement by Parent or Purchaser nor the consummation by Parent or Purchaser of the transactions contemplated hereby, nor compliance by Parent or Purchaser with any of the terms or provisions hereof, will (i) violate any provision of the Parent or Purchaser certificate of incorporation or by-laws or comparable organizational or governing documents or (ii) assuming that the consents and approvals referred to in Section 3.3 are duly obtained, (x) violate any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other agreement, instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any license, lease or any other agreement or instrument to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets are bound, except (in the case of clause (ii) above) for such as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

     Section 3.3. Consents and Approvals. Except (a) in connection, or in compliance, with the provisions of the HSR Act and any filings required under foreign Law regulating competition, investment or exchange controls, (b) for the filing of any required State and Foreign Approvals, (c) for compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws, including the filing with the SEC of the Offer Documents, (d) for the filing of the Certificate of Merger with the Secretary of State of Delaware, (e) for compliance with any applicable requirements of the New York Stock Exchange, the Amsterdam Stock Exchange and the Nasdaq National Market System, (f) for the adoption and approval of this Agreement by Parent in its capacity as the sole stockholder of Purchaser and (g) for such other consents, approvals, filings and registrations which if not made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by Parent and Purchaser of this Agreement, and (B) the consummation by Parent and Purchaser of the Offer and the Merger and the other transactions contemplated by this Agreement.

      Section 3.4. Information in Offer Documents and Proxy Statement.

     (a) The Offer Documents will comply as to form in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC and on the date first published or sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to statements made therein based on information furnished by the Company expressly for inclusion in the Offer Documents.

     (b) The information to be supplied by or on behalf of Parent or Purchaser expressly for inclusion in the Proxy Statement, if any, shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Stockholders Meeting, if any, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Stockholders Meeting, if any, any fact or event relating to the information provided by on behalf of Parent or Purchaser expressly for inclusion in the Proxy Statement and which should be set forth in a supplement to the Proxy Statement should be discovered by Parent, or should occur, Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event.

     (c) The information to be supplied by or on behalf of Parent or Purchaser expressly for inclusion in the Schedule 14d-9, on the date filed with the SEC and on the date first published or sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the expiration of the Offer, any fact or event relating to the information provided by on behalf of Parent or Purchaser expressly for inclusion in the Schedule 14d-9 and which should be set forth in a supplement to the Schedule 14d-9 should be discovered by Parent, or should occur, Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event.

     Section 3.5. Brokers, Finders, etc. Except for Dresdner Kleinwort Wasserstein Securities LLC, the fees and expenses of which shall be paid by Parent, neither Parent or Purchaser, nor any of their respective Affiliates, has employed any broker, finder or investment banker in connection with the transactions contemplated herein so as to give rise to any claim for any brokerage, finder’s or investment banker’s commission, fee or similar compensation.

     Section 3.6. Sufficient Funds. Parent has available (and will make available to Purchaser) sufficient funds to purchase all of the Shares outstanding on a fully diluted basis at the Offer Price and to pay all fees and expenses of Parent and Purchaser related to the transactions contemplated by this Agreement.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

     Section 4.1. Conduct of the Company. The Company agrees that from the date hereof until the Effective Time, except as otherwise expressly contemplated by this Agreement or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company will not, and will not permit any of its Subsidiaries to:

      (a) adopt or propose any change in its charter, by-laws or equivalent documents;

     (b) amend any term of any outstanding security of the Company or any of its Subsidiaries or redeem any rights or amend, modify or take any other action under the Rights Agreement; provided, that the Company may, without the consent of Parent or Purchaser, amend, modify or take such other action under the Rights Agreement as may be necessary to prevent the occurrence of a "Distribution Date," as such term is defined in the Rights Agreement, pursuant to clause (b) of such definition;

     (c) merge or consolidate with any corporation, limited liability company, partnership, trust, association, individual or any other entity or organization (“Person”);

     (d) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or any stock appreciation rights or limited stock appreciation rights, or any other ownership interest of the Company or any of its Subsidiaries or (ii) except in the ordinary course of business and in a manner consistent with past practice, any property or assets (tangible or intangible) (including, without limitation, by merger, consolidation, spinoff or other dispositions of stock or assets) of the Company or any of its Subsidiaries, except in the case of either clause (i) or (ii) (A) issuances of Company Common Stock upon the exercise of stock options issued prior to the date of this Agreement pursuant to the Company Stock Plans and (B) sales or other dispositions of property and assets of the Company and its Subsidiaries in an aggregate amount that does not exceed $1,000,000 in any three (3) month period;

     (e) create or incur any Lien on any material asset (tangible or intangible) other than in the ordinary course of business and consistent with past practice, other than in connection with transactions otherwise permitted under clause (ii) of Section 4.1(i) below;

     (f) make any loan, advance or capital contributions to or investments in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of the Company or otherwise made in the ordinary course and consistent with past practices;

     (g) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;

     (h) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (i) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division thereof (other than a wholly-owned Subsidiary) or any assets, other than acquisitions of assets in the ordinary course of business and consistent with past practice and any other acquisitions for consideration that is not, in the aggregate, in excess of $5,000,000 during any three (3) month period, (ii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice or in connection with transactions otherwise permitted under this Section 4.1, and (B) indebtedness for borrowed money, other than as described in clause (A), not to exceed, in the aggregate, $10,000,000 at any time outstanding, (iii) enter into any contract or agreement material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business and consistent with past practice, (iv) make or authorize any capital expenditure, other than (A) capital expenditures for rental assets in the ordinary course of business and (B) other capital expenditures that are not, in the aggregate, in excess of $5,000,000 during any three (3) month period (including any capitalized costs relating to the ERP project) for the Company and its Subsidiaries, taken as a whole (provided that any capital expenditure allowance unused during any period may be carried forward to increase the capital expenditure allowance for the succeeding period), (v) enter into any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 4.1(i) or (vi) terminate, cancel, waive any rights under or request any change in, or agree to any change in, any Company Material Contract, except in the ordinary course of business consistent with past practice or in connection with transactions permitted under this Section 4.1(i);

     (j) change any accounting methods, principles or practices of the Company or of any of its Subsidiaries, except insofar as required by a change in GAAP or applicable Law;

     (k) make any election with respect to Taxes or take any position on any material Tax Return filed on or after the date of this Agreement or adopt any accounting method therefor that is inconsistent with elections made, positions taken or accounting methods used in preparing or filing similar Tax Returns in prior periods;

     (l) except as may be required herein by changes in Law enter into, amend or terminate contractual commitments or corporate policies with respect to severance or termination pay in existence on the date hereof, (i) increase the compensation payable or to become payable to its officers, (ii) materially increase the compensation payable or to become payable to its non-officer employees, other than in the ordinary course of business, (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable Law or the terms of a collective bargaining agreement, (iv) increase or change the benefits payable under any existing severance or termination pay policies or employment or other agreements or (v) take any affirmative action to accelerate the vesting of any stock-based compensation or other awards (it being understood that the foregoing shall not restrict any acceleration of vesting under existing plans or arrangements described in Section 2.11 of the Company Disclosure Letter in accordance with the terms of such plans or arrangements);

     (m) take any action that, individually or in the aggregate, would reasonably be expected to cause the condition set forth in clause (c) of Annex A not to be satisfied;

     (n) settle or agree to settle any material suit, action, claim, proceeding or investigation (including any suit action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated thereby) other than in the ordinary course of business consistent with past practice; or

      (o) agree or commit to do any of the foregoing.

ARTICLE V

ADDITIONAL AGREEMENTS

      Section 5.1. No Solicitation of Transactions

     (a) The Company shall, and shall cause its Subsidiaries and each of their respective affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries) to immediately cease and cause to be terminated any discussions or negotiations with any Person other than the Company, its Affiliates, or their respective representatives (any such other Person, a “Third Party”) that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal. In addition, the Company shall enforce and shall not terminate, amend, modify or waive any standstill provision of any confidentiality agreement or other standstill agreement between the Company and any Third Party entered into prior to the date hereof. From the date of this Agreement through the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries’ directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action designed to facilitate or encourage the making of any proposal by any Third Party that constitutes an Acquisition Proposal, (ii) participate in any discussions or negotiations with any Third Party regarding, or provide any nonpublic information or data to any Third Party relating to, any Acquisition Proposal, (iii) make or authorize any public statement, recommendation or solicitation in support of, or execute or enter into, or propose to execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, or other similar agreement providing for any Acquisition Proposal or (iv) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement.

     (b) Notwithstanding the foregoing, until consummation of the Offer in accordance with this Agreement, the Board shall be permitted directly or indirectly, through one or more agents, representatives or other intermediaries, to engage in discussions and negotiations with, or provide nonpublic information or data to, any Person in response to an unsolicited, bona fide written Acquisition Proposal by such Person made after the date of this Agreement that did not result from a breach of Section 5.1(a), which the Board concludes in good faith (after consultation with outside counsel and its financial advisor) constitutes or would reasonably be expected to lead to a Superior Proposal, but only if, prior to furnishing such information to or entering into negotiations or discussions with such Person, the Company enters into a confidentiality agreement with such Person having provisions that are no less restrictive to such Person than those applicable to Parent and contained in the Confidentiality Agreement. The Company shall notify Parent as promptly as practicable (and in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person that informs the Company or any of its Subsidiaries that it is considering making an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request. The Company agrees that it shall keep Parent reasonably informed of the status (but not specific terms) of any such inquiries, proposals, offers, discussions or negotiations on a current basis.

     (c) The Board may (i) withdraw, modify or change, in a manner adverse to Parent or Purchaser, the Board’s recommendation to accept the Offer and approve the Merger, (ii) approve or recommend that stockholders approve or accept a Superior Proposal, (iii) terminate this Agreement in accordance with Section 7.1(f) or (iv) take any action that any court of competent jurisdiction orders the Company to take, in each case, prior to the consummation of the Offer in accordance with this Agreement, but only if prior to taking any such action in clause (i) through (iv), above, (A) the Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel, that an Acquisition Proposal constitutes a Superior Proposal and that failure to take any such action would result in a reasonable likelihood of a breach of the fiduciary duties of the Board under applicable law, (B) the Company shall have provided Parent with at least three (3) Business Days’ prior notice of its intention to take any such action and of the terms of such Superior Proposal (including providing a copy of the final terms of such Superior Proposal), (C) during such three (3) Business Day period, the Board shall have given due consideration to any proposals made by Parent to adjust the Offer and the Transactions; and (D) the Board shall have determined (1) after consultation with its financial advisor, that any such proposal made by or on behalf of Parent is less favorable to the Company stockholders than the Superior Proposal and (2) after consultation with outside legal counsel, it would result in a reasonable likelihood that the Board would breach its fiduciary duties to the Company stockholders under applicable law if it failed to take such action described in clause (i) through (iv) above. Nothing contained in this Section 5.1 shall prohibit the Company or its Subsidiaries from complying with Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.

     (d) For purposes of this Section 5.1, “Acquisition Proposal” means (i) any proposal or offer from any Third Party relating to any direct or indirect acquisition of (A) fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries (either directly or through the acquisition of equity securities of any Subsidiary), (B) fifteen percent (15%) or more of any class of equity securities of the Company; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or (iii) any merger, consolidation, business combination, sale of all or a substantial part of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary whose assets constitute fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries, in each case other than the Transactions. “Superior Proposal” means a bona fide written Acquisition Proposal not solicited by or on behalf of the Company or any Subsidiary that the Board determines in its good faith judgment to be superior to the Offer and Merger from a financial point of view to the holders of Company Common Stock (based on the advice of an independent financial advisor of nationally recognized reputation ), taking into account all the terms and conditions of such proposal, and (B) that, in the good faith judgment of the Board, is reasonably likely to be consummated, taking into account all legal, financial, regulatory, and other aspects of the proposal and the Person making the proposal.

     Section 5.2. Access to Information. Upon reasonable notice and subject to applicable Law and other legal obligations, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records as may be reasonably requested by Parent. During such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent

(x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Law and (y) all other information concerning its business, properties and personnel as Parent may reasonably request. The parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement, dated August 17, 2005, between the Company and Parent (the “Confidentiality Agreement”). Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries and shall be subject to such reasonable restrictions as the Company shall deem necessary for such purpose. Neither the Company nor any of its Subsidiaries shall be required under this Section to provide any Person with access to any information that, based on advice of the Company’s counsel, would (A) reasonably be expected to (i) create liability under applicable Antitrust Laws, (ii) waive any material legal privilege of the Company or any of its Subsidiaries or (iii) violate any confidentiality obligation of the Company or any of its subsidiaries under any contract in effect as of the date hereof (provided, that in the case of clauses (ii) or (iii), the Company and Parent shall use commercially reasonable efforts to permit disclosure of such information, in the case of clause (ii), in a manner consistent with the preservation of such legal privilege and, in the case of clause (iii), by seeking any required third party consent to such disclosure). Neither the Company nor any of its Subsidiaries shall be required under this Section to provide any Person with access to any confidential information regarding employees. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

      Section 5.3. Notices of Certain Events.

      (a) The Company and Parent shall promptly notify each other of:

     (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

     (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

     (b) The Company shall promptly notify Parent of any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.10 or which relate to the consummation of the transactions contemplated by this Agreement.

      Section 5.4. Appropriate Action; Consents; Filings.

     (a) Subject to the terms and conditions of this Agreement and except to the extent permitted by Section 5.1, the Company and Parent shall use their commercially reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, (ii) take prompt action to obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company and Parent or any of their Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act or other foreign Law or regulations and to make the requisite initial filing in connection with the HSR Act not later than two (2) Business Days after the date of this Agreement), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act, the Exchange Act and any other applicable Law; provided, however, that the Company and Parent shall cooperate with each other in connection with the making of all such filings, including, subject to applicable Law, providing copies of all such documents to the non-filing party and giving due consideration to reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement and except to the extent permitted by Section 5.1, the Company and Parent shall not take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of the Company and Parent to consummate the transactions contemplated by this Agreement, unless in such party’s reasonable judgment, taking such action is consistent with achieving the ultimate objective of consummating the Merger.

     (b) (i) The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state Antitrust Law or fair trade Law.

     (ii) Each of Parent and the Company shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate and use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each, an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Parent and the Company decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Parent nor the Company shall have any obligation to litigate or contest, beyond the Termination Date, any administrative or judicial action or proceeding or any Order. Each of Parent and the Company shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Parent and the Company also agree to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable Law regarding the transactions contemplated hereby: entering into negotiations; providing information required by Law or governmental regulation; and substantially complying with any second request for information pursuant to the Antitrust Laws.

     (iii) Notwithstanding anything to the contrary in this Section 5.4, (A) neither Parent nor any of its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, in each case if such action or agreement would reasonably be expected to have a Material Adverse Effect on Parent or of Parent combined with the Surviving Corporation after the Effective Time and (B) neither the Company nor its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, in each case if such action or agreement would reasonably be expected to have a Material Adverse Effect on the Company.

     (c) (i) The Company and Parent shall, or shall cause their respective Subsidiaries to, use commercially reasonable efforts to give any notices to third parties, and to obtain any third party consents, in each case necessary, proper or advisable in order to consummate the transactions contemplated by this Agreement.

     (ii) In the event that either party shall fail to obtain any third party consent described in Section 5.4(c)(i) above, such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which would reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

     Section 5.5. Public Disclosure. The Company and Parent will consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby or thereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable Law or the rules and regulations of any national securities exchange may be issued prior to consultation; provided that such party making such release or statement shall use its reasonable efforts to consult with the other party prior to such release or statement.

      Section 5.6. Indemnification of Directors and Officers.

     (a) After the Effective Time, Parent and the Surviving Corporation shall, on the same terms and conditions provided for in the Company Certificate of Incorporation and the Company By-laws, in each case as of the date of this Agreement, to the extent consistent with applicable Law, indemnify and hold harmless and provide advancement of expenses to each present and former director or officer of the Company and of each Subsidiary of the Company (collectively, the “Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts incurred or paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). Parent and the Surviving Corporation shall include and cause to be maintained in effect in the certificate of incorporation and by-laws of the Surviving Corporation (or any successor to the Surviving Corporation) for a period of six years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors, employees and agents and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions of the Company Certificate of Incorporation and the Company By-laws, in each case in effect as of the date of this Agreement.

     (b) For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall procure for the Indemnified Parties liability insurance protection with one or more reputable third-party insurers substantially equivalent in kind and scope and coverage amounts and terms as that provided by the Company’s current directors’ and officers’ liability insurance policies (copies of which have been made available to Parent); provided, however, that in no event shall Parent and the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company and its Subsidiaries for such insurance; provided, further, that if during such period the annual premiums for such comparable insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to provide a policy which, in the reasonable judgment of the Surviving Corporation, provides the best coverage available for a cost not exceeding such amount.

     (c) To the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) against an Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as director or officer of the Company occurring prior to the Effective Time, in each case for which such Indemnified Party is indemnified under Section 5.6(a), such Indemnified Party shall be entitled to be represented by counsel, which counsel shall be counsel of the Indemnified Party reasonably acceptable to Parent, and following the Effective Time the Surviving Corporation and Parent shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and the Surviving Corporation and Parent will cooperate in the defense of any such matter; provided, however, that neither the Surviving Corporation nor Parent shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within six (6) years of the Effective Time, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the position of any two or more Indemnified Parties.

     (d) The obligations of Parent and the Surviving Corporation under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 5.6 applies without the consent of such affected Person (it being expressly agreed that the Persons to whom this Section 5.6 applies shall be third-party beneficiaries of this Section 5.6) .

      Section 5.7. Company Stock Plans.

     (a) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the relevant Company Stock Plan) that are necessary to give effect to the transactions contemplated by Section 1.12. The Company will take all steps necessary: (i) to ensure that neither the Company nor any of its Subsidiaries is or will be bound by any Company Stock Options, other options, warrants, rights or agreements which would entitle any Person to acquire any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof (except for cash payments to be made as provided in Section 1.12(a)), (ii) to cause such Company Stock Options and any other options, warrants, rights or agreements which would entitle any Person to acquire any capital stock of the Surviving Corporation or any of its Subsidiaries or to receive any payment in respect thereof to be canceled immediately prior to the Effective Time or to be subject to cancellation as provided in Section 1.12(a), and (iii) to cause the Company to claim any applicable federal and state income tax deductions for the payments to holders of Company Stock Options in accordance with Section 1.12 hereof so that any tax benefits accruing therefrom will be for the account of the Surviving Corporation.

     (b) Outstanding purchase rights under the Company’s Employee Stock Purchase Plan shall be exercised upon the earlier of (i) the next scheduled purchase date under the Company’s Employee Stock Purchase Plan or (ii) at least five (5) business days prior to the Effective Time, and to the extent not so exercised shall terminate, and each participant in the Company’s Employee Stock Purchase Plan shall accordingly be issued shares of Company Common Stock at that time for purchase rights exercised, which shall be converted into the right to receive the Merger Consideration under Section 1.11(c) . The Company shall cause the Company’s Employee Stock Purchase Plan to be suspended at the earlier of the end of the current offering period or, at least five (5) days prior to the Effective Time through the Effective Time, and no purchase rights shall be subsequently granted or exercised under the Company’s Employee Stock Purchase Plan.

     Section 5.8. State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, the Company and its Board shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms, and subject to the conditions, contemplated hereby.

     Section 5.9. Rights Agreement. The Company hereby agrees that it has taken and will continue to take all necessary action to ensure that none of the transactions contemplated in this Agreement will cause Parent, Purchaser or any of Parent’s Affiliates or associates to become an Acquiring Person under and as defined in the Rights Agreement or otherwise affect in any way the rights under the Rights Agreement, including causing such rights to separate from the underlying shares or by giving such holders the rights to acquire securities of any party hereto.

     Section 5.10. Obligations of Purchaser. Parent shall take all action necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

      Section 5.11. Employee Benefits.

     (a) For the period beginning at the Effective Time and ending on December 31, 2006, Parent and the Surviving Corporation shall cause the employees of the Company or any Subsidiary of the Company who, in the sole discretion of Parent, remain in the employment of Parent or the Surviving Corporation, the Company, their Subsidiaries or their respective successors (the “Continuing Employees”) to receive compensation and employee benefits substantially comparable to the compensation and employee benefits provided to such employees immediately prior to the Effective Time. Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation, the Company or any Subsidiary of the Company to continue or to cause the continuance of any specific employee benefit plans or to continue or cause the continuance of the employment of any specific person; provided, that Parent shall cause the Surviving Corporation and its Subsidiaries to comply with their respective obligations under any employment agreement listed on Schedule 2.11, or entered into prior to the Effective Time in accordance with this Agreement, in each case in accordance with the terms of such agreements.

     (b) With respect to each benefit plan of Parent or its Subsidiaries in which a Continuing Employee participates after the Effective Time, for purposes of determining eligibility, vesting and amount of benefits, including severance benefits and paid time off entitlement (but not for pension benefit accrual purposes), Parent shall cause service with the Company and its Subsidiaries (or predecessor employers to the extent the Company or its Subsidiaries provided past service credit) to be treated as service with Parent and its Subsidiaries; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

     (c) With respect to any welfare benefit plan maintained by Parent or its Subsidiaries in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Company and its Subsidiaries to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the Company Plans prior to the Closing and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

ARTICLE VI

CONDITIONS TO MERGER

     Section 6.1. Conditions to Each Party’s Obligations. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the satisfaction of the following conditions:

     (a) Stockholder Approval. If required by applicable Law, this Agreement shall have been approved and adopted by the Company stockholders.

     (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint then in effect shall prohibit the consummation of the Merger; provided, that the parties invoking this condition shall have used their reasonable best efforts to have any such order or restraint vacated.

     (c) Purchase of Shares in Offer. Parent, Purchaser or their Affiliates shall have previously accepted for payment and paid for Shares pursuant to the Offer.

ARTICLE VII

TERMINATION

     Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Merger by the stockholders of the Company:

     (a) By mutual written consent of each of Parent, Purchaser and the Company duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or

     (b) By Parent, Purchaser or the Company if (i) the Offer shall not have been consummated in accordance with this Agreement prior to March 15, 2006 (or, if the only condition to the Offer not satisfied or waived is the condition set forth in clause (e) of Annex A, June 15, 2006) (such applicable date the “Termination Date”), at any time thereafter; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated on or before such date or (ii) any court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; provided, that the parties invoking this termination right shall have used their reasonable best efforts to have any such injunction, order, decree or ruling vacated; or

     (c) By Parent if, due to a failure to satisfy any condition set forth in Annex A hereto, and subject to Section 1.1(a), the Offer shall have expired without Purchaser purchasing Shares pursuant thereto, unless the failure to satisfy any such condition shall have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their covenants or agreements contained in this Agreement, or the material breach by Parent or Purchaser of any of their representations or warranties contained in this Agreement; or

     (d) By Parent if, prior to the purchase of Shares pursuant to the Offer, (i) the Board shall have failed to include in the Schedule 14D-9 or the Proxy Statement, its approval or recommendation of this Agreement, the Offer or the Merger, (ii) the Company shall have willfully and materially breached its obligations under this Agreement by reason of a material failure to file the Schedule 14D-9 in accordance with Section 1.2(b), (iii) the Board shall have taken any of the actions described in clauses (i) or (ii) of Section 5.1(c) or (iv) any Person shall have become an Acquiring Person (as defined in the Rights Agreement); or

     (e) By the Company, upon approval of the Board, if Purchaser shall have (A) failed to commence the Offer within ten (10) Business Days following the date of this Agreement, (B) terminated the Offer or the Offer shall have expired in accordance with its terms, in each case, without Purchaser having accepted any Shares for payment thereunder or (C) failed to accept Shares for payment pursuant to the Offer within ninety (90) days following the commencement of the Offer (provided, however, that the applicable time period specified in clause (C) above shall be extended until the earlier to occur of (x) the fifth Business Day following the satisfaction or waiver of the condition set forth in clause (e) of Annex A and (y) the Termination Date), unless such action or inaction under Clauses (A), (B) or (C) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the material breach by the Company of any of its representations or warranties contained in this Agreement; or

     (f) By the Company, upon approval of the Board, if prior to the purchase of any Shares pursuant to the Offer the Board shall have authorized the Company to enter into or shall otherwise have entered into a binding written agreement concerning a transaction that the Board has concluded in good faith, in compliance with Section 5.1, constitutes a Superior Proposal; provided that the Company has made full payment of all amounts due to Parent and Purchaser under Section 7.3 in connection with such termination.

     Section 7.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, there shall be no liability or obligation on the part of the Company, Parent or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 7.3 or except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements contained in this Agreement; provided, however, that the provisions of Sections 7.3, 8.2, 8.3, 8.6, 8.7, 8.10 and 8.11 of this

Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

      Section 7.3. Fees and Expenses.

     (a) Except as set forth in this Section 7.3 or elsewhere in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b) In the event that:

     (i) any Person shall have publicly commenced, proposed or communicated to the Company an Acquisition Proposal that is not publicly withdrawn prior to termination of this Agreement and (A) the Offer shall have remained open for at least 20 Business Days, (B) the Minimum Condition shall not have been satisfied, (C) this Agreement shall have been terminated pursuant to Section 7.1(b)(i) or 7.1(c) (provided that the failure to satisfy any condition set forth in Annex A at the time of such termination pursuant to Section 7.1(c) shall not have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their covenants or agreements contained in this Agreement, or the material breach by Parent or Purchaser of any of their representations or warranties contained in this Agreement) and (D) within twelve (12) months after such termination of this Agreement (x) the Company enters into an agreement with respect to an Acquisition Proposal (whether or not with the same Person) or (y) an Acquisition Proposal is consummated (whether or not with the same Person) (provided that for purposes of clause (x) only, references to “fifteen percent (15%) or more” in the definition of “Acquisition Proposal” shall be deemed to refer to “thirty-five percent (35%) or more” and for purposes of clause (y) only, references to “fifteen percent (15%) or more” in the definition of “Acquisition Proposal” shall be deemed to refer to “fifty percent (50%) or more”); or

     (ii) this Agreement is terminated pursuant to Section 7.1(d) (other than Section 7.1(d)(iv)) or Section 7.1(f); then the Company shall pay to Parent a termination fee of $28,000,000 (the “Termination Fee”) by wire transfer within one (1) Business Day after such event (or in the case of payment required pursuant to Section 7.3(b)(i) as a result of entering into or consummating an Acquisition Proposal, within one (1) Business Day following the earlier of entering into or consummation of the relevant Acquisition Proposal).

ARTICLE VIII

MISCELLANEOUS

     Section 8.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which, by their terms, are to be performed after the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement but shall terminate and be of no further force and effect as of the Effective Time.

     Section 8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when sent by facsimile (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to the Company, to:

Imagistics International Inc.
100 Oakview Drive
Trumbull, CT 06611
Attention: Mark S. Flynn
Facsimile No.: (203) 365-2353

     with copies (which shall not constitute notice) to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attention: Louis L. Goldberg
Facsimile No.: (212) 450-3800

      (b) if to Parent, to:

Océ N.V.
Urbanusweg 43
5914 CC VENLO, The Netherlands
Attention: Rokus van Iperen
Facsimile No.: +31 77 359 5436

          with copies (which shall not constitute notice) to:

Reed Smith LLP
435 Sixth Avenue
Pittsburgh, PA 15219
Attention: David L. DeNinno
Facsimile No.: (412) 288-3063

     Section 8.3. Interpretation. When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available, including by filing on the SEC’s EDGAR system, if the information is requested by the party to whom such information is to be made available. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. References to any statute are to that statute as amended from time to time, and to the rules and regulations promulgated thereunder, and, in each case, to any successor statute, rules or regulations thereto. References to any Person include the successors and permitted assigns of that Person.

     Section 8.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 8.5. Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as provided in Sections 5.6 and 5.7 of this Agreement and this Section 8.5, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder or thereunder.

     Section 8.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under the applicable principles of conflicts of laws thereof.

     Section 8.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted assignment thereof without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 8.8. Amendment. Subject to Section 1.3, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the Company’s stockholders, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.9. Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto contained herein, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     Section 8.10. Consent to Jurisdiction and Service of Process. Each party hereto hereby (a) submits to the jurisdiction of any court of the State of Delaware and the federal courts sitting in the State of Delaware with respect to such matters arising out of or relating to, this Agreement and the transactions contemplated hereby, (b) agrees that all claims with respect to such action or proceeding may be heard and determined in such Delaware State or federal court, (c) waives the defense of an inconvenient forum in connection therewith, (d) consents to service of process upon it by mail, (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and (f) to the extent that it or its properties have or hereafter may acquire immunity from jurisdiction of any such court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise), waives such immunity in respect of its obligations under this Agreement.

      Section 8.11. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

OCÉ N.V.

By:	/s/ R. L. van Iperen

	Name:	R. L. van Iperen
	Title:	President/CEO

ORANGE MERGER CORP.

By:	/s/ R. L. van Iperen

	Name:	R. L. van Iperen
	Title:	President/CEO

IMAGISTICS INTERNATIONAL INC.

By:	/s/ Marc C. Breslawsky

	Name:	Marc C. Breslawsky
	Title:	Chairman and Chief Executive
Officer

Agreement and Plan of Merger

ANNEX A

Certain Conditions of the Offer

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser’s rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Agreement and the rules and regulations of the SEC), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) the Minimum Condition has not been satisfied, or (ii) at any time on or after the date of the Agreement and before the expiration of the Offer (as then extended), any of the following events shall occur or shall have occurred:

     (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (i) seeking to prohibit or impose any limitations on Parent’s or Purchaser’s ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or a material portion of their or the Company’s and its Subsidiaries’ businesses or assets, or to compel Parent or Purchaser or their respective Subsidiaries and Affiliates to dispose of or hold separate any portion of the business or assets of the Company and its Subsidiaries or Parent and its Subsidiaries in any such case that would reasonably be expected to have a Material Adverse Effect on Parent, (ii) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase the Shares pursuant to the Offer or the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company’s stockholders, or (v) which would reasonably be expected to have a Material Adverse Effect on the Company or Parent; or

     (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or otherwise made applicable to the Offer or the Merger or the other transactions contemplated by this Agreement, or any other action shall be taken by any Governmental Entity, other than the matters addressed by clause (e) of this Annex A, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

     (c) any of the representations and warranties of the Company in this Agreement that are qualified as to materiality shall not be true and correct and any other representations and warranties of the Company in this Agreement that are not so qualified shall not be true and correct in any material respect, in each case as of the date of this Agreement and as of the then scheduled expiration of the Offer (or, in each case, with respect to representations and warranties that speak as of a specified date, as of such specified date), in each case with only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company; or

Annex A-1

     (d) the Company shall have failed to perform any material obligation or to comply with any material agreement or covenant of the Company to be performed or complied with by it prior to such time under this Agreement; or

     (e) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer and the Merger shall not have expired or been terminated; or

     (f) there has been no event causing a Material Adverse Effect nor any development that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company; or

(g) this Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser, may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the reasonable discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex A-2